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                                EXHIBIT  11 (a)

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*

                       ( In thousands except share data )


                                                 Six Months ended
                                             February 29,February 28,
                                             ------------------------
                                                 1996         1995
                                             ----------    ----------
Net earnings                                     $20,842     $16,649


Weighted average number
   of shares outstanding                      15,074,448  14,737,199

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                      224,133     257,250


Shares used in calculating primary
   net earnings per share                     15,298,581  14,994,449



Earnings per share                                 $1.36       $1.11





*Fully diluted earnings per share are identical to primary earnings per share.